As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-267449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-1370703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1775 Flight Way STE 400

Tustin, CA 92782

(949) 222-0209

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Bassiri

General Counsel and Vice President of Corporate and Business Development

1775 Flight Way STE 400

Tustin, CA 92782

(949) 222-0209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Handrinos, Esq. Latham & Watkins LLP 200 Clarendon Street, 27th Floor Boston, MA 02116 |(617) 948-6000	John M. Greer Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Nogin, Inc. (File No. 333-267449), initially filed on September 16, 2022 and declared effective by the Securities and Exchange Commission on November 14, 2022 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Grant Thornton LLP with respect to its report dated March 23, 2023 (except for Note 23 and the effects thereof, and Note 24, which are as of March 30, 2023) relating to the financial statements of Nogin, Inc. contained in its Current Report on Form 8-K and included in the Prospectus Supplement No. 9 dated March 31, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)  Exhibits.

Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date

23.1*	Consent of Grant Thornton LLP.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 31st day of March, 2023.

NOGIN, INC.

By:	/s/ Jonathan S. Huberman
Name:	Jonathan S. Huberman
Title:	Chief Executive Officer, President and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Jonathan S. Huberman	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	March 31, 2023
Jonathan S. Huberman

/s/ Shahriyar Rahmati	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	March 31, 2023
Shahriyar Rahmati

*	Chief Technology Officer and Director	March 31, 2023
Geoffrey Van Haeren

*	Director	March 31, 2023
Wilhelmina Fader

*	Director	March 31, 2023
Eileen Moore Johnson

/s/ Andrew Pancer	Director	March 31, 2023
Andrew Pancer

*	Director	March 31, 2023
Hussain Baig

*By: /s/ Jonathan S. Huberman
Name: Jonathan S. Huberman
Title: Attorney-in-fact

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